SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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WGL HOLDINGS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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WGL Holdings, Inc.

101 Constitution Ave., N.W.
Washington, D.C. 20080

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

      The annual meeting of shareholders of WGL Holdings, Inc. will be held at The Cloyd Heck Marvin Center at The George Washington University; 800 21st St., N.W.; Washington, D.C. 20052, on Tuesday, March 2, 2004, at 10:00 a.m. for the following purposes, as more fully set forth in the annexed proxy statement:

(1) To elect nine directors for the ensuing year;

(2) To ratify the appointment of Deloitte & Touche LLP as independent public accountants for fiscal year 2004;

(3) To consider and act on a shareholder proposal relating to cumulative voting, if this proposal is brought before the meeting; and

(4) To transact any other business properly brought before the meeting and any adjournment thereof.

      Each holder of common stock is entitled to one vote for each share of that stock standing in the name of the holder on the records of WGL Holdings, Inc. at the close of business on January 12, 2004.

By order of the board of directors,

Douglas V. Pope
Secretary

January 28, 2004

IMPORTANT NOTICE

ADMISSION PROCEDURES

      Admission to this year’s meeting will be limited to persons who (a) are listed on WGL Holdings, Inc.’s records as shareholders as of January 12, 2004 (the “record date”), or (b) bring a statement to the meeting showing their beneficial ownership of WGL Holdings, Inc. common stock through a broker, a bank or other institution as of the record date.

Proxy Statement

January 28, 2004

Proxy Statement

WGL Holdings, Inc.

January 28, 2004

PROXY STATEMENT

WGL HOLDINGS, INC.

101 Constitution Ave., N.W.

Washington, D.C. 20080

January 28, 2004

INFORMATION REGARDING THE ANNUAL MEETING

      This proxy statement is furnished in connection with a solicitation of proxies by the board of directors of WGL Holdings, Inc. (“WGL Holdings” or the “Company”) to be used at the annual meeting of shareholders of the Company to be held on Tuesday, March 2, 2004 and at any adjournment thereof. The meeting will be held at The Cloyd Heck Marvin Center at The George Washington University; 800 21st St., N.W.; Washington, D.C. 20052, at 10:00 a.m. If the enclosed proxy card is executed and returned, it will be voted in the manner directed, but if not otherwise marked, proxies will be voted “FOR” proposals (1) and (2) and “AGAINST” proposal (3). The proxy may be revoked at any time by written notice delivered to the Corporate Secretary of WGL Holdings, by execution of a later proxy card, to the extent that it has not been voted, or by voting in person at the annual meeting.

      If you are a shareholder of record, you may also vote by internet or by telephone. Instructions for internet and telephone voting are attached to your proxy card. The deadline for voting by internet or telephone is 5:00 p.m., eastern time, Monday, March 1, 2004.

      Effective November 1, 2000, WGL Holdings became the parent company of Washington Gas Light Company. Accordingly, to the extent any information in this proxy statement relates to any period prior to November 1, 2000, that information is reported for Washington Gas Light Company, and not for WGL Holdings.

      Each holder of WGL Holdings common stock is entitled to one vote for each share of common stock standing in the name of the holder on the records of WGL Holdings at the close of business on January 12, 2004. Outstanding voting securities as of January 12, 2004, consisted of 48,641,924 shares of common stock. The matters to be voted upon at the annual meeting are described in this proxy statement.

      As provided in the Company’s bylaws, a majority of the shares entitled to vote at the annual meeting, present in person or represented by proxy, will constitute a quorum for the meeting.

      At this meeting:

•	The nine director nominees receiving the greatest number of votes will be elected;

•	All other proposals must receive more votes cast in favor of each than the number of votes cast against each in order to be approved. Broker shares not voted (sometimes called “broker non-votes”) and abstentions have no effect on the final vote counted on these matters.

•	Shares withheld and broker non-votes will have no effect on the election of directors;

•	Abstentions and broker non-votes will be counted in determining a quorum for the meeting.

Adjournments

      We currently expect to take votes and close the polls on all proposals on the scheduled date of the annual meeting. However, we may:

•	keep the polls open to facilitate additional proxy solicitation with regard to any or all proposals;

•	allow the inspectors of election to count and report on votes that have been cast after the polls have closed.

      If any of the above occurs, we could propose one or more adjournments of the annual meeting. For any adjournment to be approved, the votes cast in favor of it must represent a majority of the total number of votes cast by the shareholders present at the meeting in person or by proxy.

      Proxies that we have solicited will be voted in favor of any adjournment that we propose but will not be considered a direction to vote for any adjournment proposed by anyone else. If any adjournment is properly proposed at the meeting on behalf of anyone else, the persons named as proxies, acting in that capacity, will have discretion to vote on the adjournment in accordance with their best judgment.

PROPOSAL 1

ELECTION OF DIRECTORS

      At the annual meeting, nine directors are to be elected to hold office for the ensuing year.

      It is the intention of the persons named in the enclosed proxy card to vote such proxy for the election of the nominees named below, all of whom are now serving as directors, unless such authority is withheld. WGL Holdings does not contemplate that any of such nominees will become unavailable for any reason, but if that should occur before the meeting, proxies received for that nominee will be voted for another nominee, or other nominees, to be selected by the board of directors.

Michael D. Barnes, age 60, is President of The Brady Campaign and Brady Center to Prevent Gun Violence. He was previously a partner in the Washington, D.C. law firm of Hogan & Hartson (1993-2000) and a partner with the law firm of Arent, Fox, Kintner, Plotkin & Kahn (1987-1993). Mr. Barnes was United States Representative from Maryland’s 8th Congressional District from 1979 to 1987. Mr. Barnes has been a director of Washington Gas Light Company since 1991, a director of WGL Holdings since November 2000 and serves as Chairman of the Governance Committee.

Daniel J. Callahan, III, age 71, is Vice Chairman and Treasurer of The Morris and Gwendolyn Cafritz Foundation. Mr. Callahan retired in 1995 as Chairman and Chief Executive Officer of USLICO Corporation, an insurance holding company. Mr. Callahan was Vice Chairman of American Security Bank from 1991-1992 and Chairman from 1985-1991. Mr. Callahan was President of MNC Financial, Inc. from 1987-1992. Mr. Callahan also is a director of Washington Mutual Investors Fund and the J.P. Morgan Value Opportunities Fund. Mr. Callahan is Vice Chairman of the Atlantic Council, and is a former Chairman of the Greater Washington Research Center. He has been a director of Washington Gas Light Company since 1989, a director of WGL Holdings since November 2000 and serves as Chairman of the Human Resources Committee.

George P. Clancy, Jr., age 60, is Executive Vice President and Chief Lending Officer of Chevy Chase Bank, FSB, a position he has held since 1995. Mr. Clancy has an extensive career in banking which includes serving as President and Chief Operating Officer of The Riggs National Corporation (1985-1986) and President and Chief Executive Officer — Signet Bank, N.A. (1988-1995). Mr. Clancy is active in several community and civic organizations, including serving as Chairman of the Catholic Charities Foundation, Member of the Board of Trustees of the University of Maryland College Park Foundation and Trustee of Suburban Hospital Foundation. Mr. Clancy has been a director of Washington Gas Light Company and a director of WGL Holdings since December 2000.

James H. DeGraffenreidt, Jr., age 50, is Chairman and Chief Executive Officer of the Company and of Washington Gas Light Company. Mr. DeGraffenreidt previously served as President and Chief Operating Officer of Washington Gas Light Company (1994-1998); President and Chief Executive Officer (1998); Chairman and Chief Executive Officer (1998-2000); Chairman, President and Chief Executive Officer of the Company and of Washington Gas Light Company (2000-2001), and was elected to his present position effective October 1, 2001. Mr. DeGraffenreidt serves on the boards of Harbor Bankshares Corporation, Mass Mutual Financial Group and the American Gas Association. He has been a member of the Board of Directors of Washington Gas Light Company since 1994 and a director of WGL Holdings since January 2000.

James W. Dyke, Jr., age 57, is a partner in the Virginia law firm of McGuire Woods LLP, where he specializes in corporate, education, voting rights and municipal law. He has been a partner with the firm since 1993. In addition to his legal career, Mr. Dyke has extensive professional experience in government and public relations. Among other appointments, he served as Secretary of Education for the Commonwealth of Virginia from 1990 to 1993 and as Domestic Policy Advisor to former Vice President Walter Mondale. Mr. Dyke has assumed leadership positions in several business and community organizations, including serving as former Chairman of the Fairfax County, Virginia, Chamber of Commerce, the Northern Virginia Business Roundtable and the Emerging Business Forum. Mr. Dyke has been a director of Washington Gas Light Company and of WGL Holdings since September 2003.

Melvyn J. Estrin, age 61, is Chairman of the Board and Chief Executive Officer of Human Service Group, Inc. trading as Estrin International (1983-present). Mr. Estrin is a Director of ChemLink, LLC; and Refocus Group Inc. Mr. Estrin has an extensive career in owning and operating business enterprises. He also is a member of several non-profit organizations, including the Economic Club of Washington and the Drug Enforcement Foundation. He is also a Trustee of the John F. Kennedy Center for the Performing Arts. Mr. Estrin has been a director of Washington Gas Light Company since 1991 and a director of WGL Holdings since November 2000.

James F. Lafond, age 61, retired in 2002 as the Area Managing partner in the greater Washington, D.C. area for Pricewaterhouse Coopers LLP, a position he held since 1998. He is a Certified Public Accountant with extensive experience serving in leadership positions with Pricewaterhouse Coopers and with its predecessor, Coopers & Lybrand LLP. He has been active in several civic and non-profit organizations. Among other recognitions, he has received the Lifetime Achievement Award from the Leukemia and Lymphoma Society. He is a director of IWT Tesoro, Inc., VSE Corporation and he has been a director of Washington Gas Light Company and of WGL Holdings since September 2003.

Debra L. Lee, age 49, is President and Chief Operating Officer of BET Holdings, Inc., a global multi-media company that owns and operates Black Entertainment Television and several other ventures. Ms. Lee previously was Executive Vice President and General Counsel of BET Holdings (1992-1995) and was elected to her present position in 1996. Ms. Lee serves on the boards of Girls, Inc., the Telecommunications Development Fund and the National Cable Television Association. Ms. Lee is also on the Board of Directors of Eastman Kodak Company. Ms. Lee has been a director of Washington Gas Light Company since July 2000 and a director of WGL Holdings since November 2000.

Karen Hastie Williams, age 59, is a Partner with the Washington, D.C. law firm of Crowell & Moring, where she specializes in public contract law. Prior to joining Crowell & Moring, Ms. Williams served as Administrator for the Office of Federal Procurement Policy at the Office of Management and Budget (1980-1981) and Chief Counsel of the Senate Committee on the Budget (1977-1980). Ms. Williams is a director of SunTrust Bank, Inc., Continental Airlines Company, Gannett Co. and The Chubb Corporation. Ms. Williams has been a director of Washington Gas Light Company since 1992, a director of WGL Holdings since November 2000 and serves as Chair of the Audit Committee.

The Board of Directors and Committees of the Board

      The following information relates to board and board committee meetings during the fiscal year ended September 30, 2003.

      The board of directors has established four standing committees:

      The Executive Committee members are: James H. DeGraffenreidt, Jr. (Chairman), Michael D. Barnes, Daniel J. Callahan, III, and Karen Hastie Williams. There are three alternate members: George P. Clancy, Jr., Melvyn J. Estrin and Debra L. Lee. This committee may exercise all of the authority of the board of directors when the board is not in session. This committee did not meet during fiscal year 2003.

      The Audit Committee members are: Karen Hastie Williams (Chair), Daniel J. Callahan, III, George P. Clancy, Jr. and James F. Lafond. Members of the audit committee are independent under rules of the Securities and Exchange Commission and the New York Stock Exchange. The Company’s board of directors has determined that Messrs. Callahan, Clancy and Lafond meet the qualifications of an “audit committee financial expert,” as that term is defined by rules of the Securities and Exchange Commission.* As provided in its charter, functions of the audit committee include the appointment, compensation and oversight of the Company’s independent public accountants, reviewing with the independent public accountants the financial statements and their accompanying report and reviewing the system of internal controls and the adequacy of the internal audit program. Reference is made to the Audit Committee Report, which appears later in this proxy statement, for a further description of the responsibilities of this committee. This committee held 6 meetings during fiscal year 2003.

      The Governance Committee members are: Michael D. Barnes (Chairman), James W. Dyke, Jr., and Karen Hastie Williams. Members of the Governance Committee are independent under rules of the New York Stock Exchange. As provided in its charter, functions of the governance committee include consideration of criteria for selection of candidates for election to the board of directors and committees of the board and adoption of policies and principles concerning board service and corporate governance. This committee also considers criteria for oversight and evaluation of the board and management and the adoption of a code of conduct. The governance committee will consider nominees recommended by shareholders; those recommendations should be sent to the Chair of the governance committee, care of the Corporate Secretary of WGL Holdings, Inc; 101 Constitution Ave., N.W.; Washington, D.C. 20080. This committee held 4 meetings during fiscal year 2003.

      The Human Resources Committee members are: Daniel J. Callahan, III (Chairman), Melvyn J. Estrin and Debra L. Lee. Members of the Human Resources Committee are independent under rules of the New York Stock Exchange. As provided in its charter, primary functions of this committee include setting corporate goals and objectives relevant to compensation of the Chief Executive Officer (the “CEO”), evaluating the CEO’s performance and setting the CEO’s compensation based on this evaluation. This committee also recommends compensation levels, sets performance targets and evaluates the performance of the Company’s other officers and determines any incentive and equity-based compensation to be awarded to those officers. This committee also considers succession planning for leadership positions in the Company. There were 4 meetings of this committee during fiscal year 2003.

      The board of directors of the Company held 8 meetings during fiscal year 2003.

Corporate Governance Practices and Shareholder Communications

      The Company’s board of directors has determined that all the Company’s directors, except the Chairman and Chief Executive Officer, are independent within the meaning of the rules of the New York Stock Exchange. In determining independence, the board of directors considered the specific criteria for independence under the New York Stock Exchange rules and also the facts and circumstances of any other relationships of individual directors with the Company.

*In accordance with rules of the Securities and Exchange Commission, persons determined to be audit committee financial experts will not be deemed an expert for any purpose, including, without limitation for purposes of Section 11 of the Securities Act of 1933, as a result of being so designated. The designation or identification of a person as an audit committee financial expert does not impose on such person any duties, obligations or liabilities that are greater than those imposed on such person as a member of the audit committee and the board of directors in the absence of such designation or identification.

      The board and board committees regularly meet in executive sessions without the presence of any management representatives. The presiding director in those executive sessions is the most senior director present in that executive session in terms of service on the board of directors. If the executive session includes or is devoted to a report of a board committee, the chair of that committee presides in that portion of the executive session.

      The Audit, Governance and Human Resources committees have each adopted a charter for their respective committees. These charters may be viewed on the Company’s website, www.wglholdings.com, and copies may be obtained by request to the Secretary of the Company. Those requests should be sent to: Corporate Secretary; WGL Holdings, Inc.; 101 Constitution Ave., N.W.; Washington, D.C. 20080.

      The board has adopted Corporate Governance Guidelines and a Code of Conduct. These documents may be viewed on the Company’s website, www.wglholdings.com, and copies may be obtained by request to the Secretary of the Company. Those requests should be sent to: Corporate Secretary; WGL Holdings, Inc.; 101 Constitution Ave., N.W.; Washington, D.C. 20080.

      The board of directors has a policy under which directors who are not employees of the Company and its subsidiaries may not stand for re-election after reaching the age of 72. Also under this policy, directors who are employees of the Company must retire from the board upon their retirement from the Company. This policy can be changed at any time by action of the board of directors.

      The Company expects all board members to attend the annual meeting of shareholders, but from time to time, other commitments prevent all directors from attending each meeting. All directors attended the most recent annual meeting of shareholders, which was held on March 5, 2003.

      Shareholders may send communications to board members by either sending a communication to the board and/or a particular board member care of the Corporate Secretary of the Company at 101 Constitution Ave., N.W.; Washington, D.C. 20080, or by using the toll-free number established for that purpose, which is 1-800-249-5360.

Governance Committee Processes

      The Governance Committee will consider board nominees recommended by shareholders. Those recommendations should be sent to the Chair of the Governance Committee, care of the Corporate Secretary of WGL Holdings, Inc.; 101 Constitution Ave., N.W.; Washington D.C. 20080. As provided in its Charter, the Governance Committee will follow procedures which the committee deems reasonable and appropriate in the identification of candidates for election to the Board and evaluating the background and qualifications of those candidates. Those processes include consideration of nominees suggested by an outside search firm, by incumbent board members and by shareholders. The committee will seek candidates having experience and abilities relevant to serving as a director of the Company and who represent the best interests of shareholders as a whole and not any specific interest group or constituency. The committee from time to time engages the service of a professional search firm to identify and to evaluate potential nominees.

Non-Employee Director Compensation

      The following is a summary of the compensation paid to outside directors of the Company. Outside directors of the Company also serve as directors of the Company’s utility subsidiary, Washington Gas Light Company, and accordingly the compensation arrangements are coordinated as described below:

•	On days which both WGL Holdings, Inc. and Washington Gas Light Company boards meet, a fee of $1,000 is paid for attendance at the Washington Gas Light Company meeting and a fee of $500 is paid for attendance at the WGL Holdings meeting, for a total of $1,500 for attendance at both meetings.

•	Board committee meeting fees and fees for attending meetings of shareholders are paid in the same manner as board meeting fees.

•	On days when one, but not both, of the boards or committees meet, a meeting fee of $1,200 is paid for attendance at the board or board committee meeting.

•	Washington Gas Light Company pays an annual cash retainer of $25,000 for service on its board of directors.

•	WGL Holdings pays an annual retainer in the form of 1,000 shares of common stock of WGL Holdings for service on its board of directors.

•	Washington Gas Light Company pays an annual retainer of $4,500 to persons serving as chairs of the Washington Gas Light Company Governance and Human Resources Committees and $7,500 to the Chair of the Audit Committee. There is no separate retainer paid for service as chair of WGL Holdings board committees. As of the record date for the annual meeting, the same persons served as chairs of both WGL Holdings and Washington Gas Light Company board committees.

      A retirement plan for outside directors of Washington Gas Light Company adopted in 1995 was terminated by the board effective January 1, 1998, subject to vesting of benefits earned by the directors as of that date.

Business Relationships with Associates of Directors

      Karen Hastie Williams, a Director of the Company and of Washington Gas Light Company, is a partner in the law firm of Crowell & Moring LLP. James W. Dyke, Jr., a Director of the Company and of Washington Gas Light Company, is a partner in the law firm of McGuire Woods LLP. Crowell & Moring LLP and McGuire Woods LLP each performed legal services for Washington Gas Light Company during fiscal year 2003; aggregate fees for legal services of both these firms were less than $5,000 for the year. In accordance with independence standards of the New York Stock Exchange, these professional relationships with the law firms have been terminated.

Security Ownership of Management and Certain Beneficial Owners

      The following table sets forth the information as of January 12, 2004, regarding WGL Holdings, Inc. outstanding common stock beneficially owned by each director, each nominee for election as a director, the executive officers named in the summary compensation table in this proxy statement, and all directors, nominees and executive officers as a group. Each of the individuals listed, as well as all directors and executive officers as a group, beneficially owned less than 1% of the Company’s outstanding common stock.

		Shares Which
		May Be Acquired
	Amount and Nature	Within 60 Days
	of Beneficial	By Exercise of
Name of Beneficial Owner	Ownership(1)	Stock Options

Michael D. Barnes	7,506	0

Beverly J. Burke	3,268	10,353

Daniel J. Callahan, III	12,256	0

George P. Clancy, Jr.	4,300	0

James H. DeGraffenreidt, Jr.	46,870	75,795

James W. Dyke, Jr.	1,250	0

Melvyn J. Estrin	11,767	0

Frederic M. Kline	17,458	20,563

James F. Lafond	2,250	0

Debra L. Lee	4,729	0

Terry D. McCallister	1,316	14,711

James B. White	10,390	16,657

Karen Hastie Williams	6,794	0

All directors, nominees and executive officers as a group:	175,770	138,079

(1)	All shares are directly owned by persons shown in this table except the following shares which are owned indirectly: (a) 12,075 shares are held by executive officers in the Washington Gas Light Company Savings Plan for Management Employees, and (b) 2,000 shares are owned by Mr. Callahan’s wife, and Mr. Callahan disclaims beneficial ownership of those shares.

      The following table sets forth information regarding any person who is known to the Company to be the beneficial owner of more than five percent of the Company’s common stock. This information is as of September 30, 2003, which was the date of the most recent publicly available information at the time of preparation of this proxy statement.

Name and Address of	Amount and Nature	Percent of
Beneficial Owner	of Beneficial Ownership	Class

American Century Investment Management, Inc.	4,840,225 shares(1)	9.96%
4500 Main Street
Kansas City, MO 64111

(1)	This information is based on a Form 13F, for the quarter ending September 30, 2003, filed with the Securities and Exchange Commission by American Century Investment Management, Inc., which reported that it had sole voting authority and sole investment authority over the shares.

Executive Compensation

      The table that follows presents information about compensation for the Chief Executive Officer and the four other most highly compensated executive officers of the Company and/or its subsidiaries. It includes all compensation awarded to, earned by or paid to the named executive officers for each of the last three fiscal years.

      During each fiscal year shown below, each of the below-named individuals was also an executive officer of Washington Gas Light Company. The compensation shown in the following summary compensation table was paid to the individual by Washington Gas Light Company during or for each fiscal year.

Summary Compensation Table

					Long-Term Compensation

					Awards		Payouts
		Annual Compensation
						Securities
Name and	Fiscal			Other Annual	Restricted Stock	Underlying	LTIP	All Other
Principal Position*	Year	Salary	Bonus	Compensation(1)	Awards(2)	Options(3)	Payouts(4)	Compensation(1)

James H. DeGraffenreidt, Jr.	2003	$635,000	$419,100	$11,422	$0	71,863	$207,243	$7,384
Chairman and	2002	600,000	72,000	11,448	0	52,501	195,549	7,677
Chief Executive Officer	2001	510,000	330,000	567	0	26,791	266,872	6,800

Terry D. McCallister	2003	370,000	203,500	11,128	0	29,129	114,760	8,000
President and	2002	300,000	53,000	10,994	0	15,750	0	6,127
Chief Operating Officer	2001	250,000	125,000	76	0	7,661	0	6,800

Frederic M. Kline	2003	275,000	123,750	11,179	0	17,590	53,326	7,919
Vice President and Chief	2002	255,000	34,000	11,137	0	12,272	53,425	7,665
Financial Officer	2001	225,000	105,000	199	0	6,895	75,769	6,800

Beverly J. Burke	2003	255,000	114,750	11,088	0	16,311	27,759	5,846
Vice President and	2002	200,000	23,000	11,029	0	9,625	26,417	5,939
General Counsel	2001	184,000	80,000	123	0	3,590	37,508	5,890

James B. White	2003	215,000	96,750	11,055	0	11,637	46,231	8,000
Vice President of Washington	2002	210,000	24,000	10,991	0	10,107	41,112	7,680
Gas Light Company	2001	195,000	90,000	163	0	5,975	60,033	6,800

*	Principal positions shown on this table are as of September 30, 2003.

(1)	The amounts shown in the column titled “Other Annual Compensation” represent taxes paid on behalf of the named executive officer relating to group term life insurance coverage with benefits exceeding $50,000 in each listed fiscal year, contributions toward the cost of long-term care insurance and a vehicle allowance. The amounts shown in the column titled “All Other Compensation” represent Washington Gas Light Company’s matching contributions to Washington Gas Light Company’s Savings Plan for Management Employees during each of the listed fiscal years.

(2)	The number and value of the aggregate restricted stock holdings at the end of fiscal year 2003 for each named executive officer were as follows:

Name	Shares	Value

James H. DeGraffenreidt, Jr.	2,400	$66,192

Terry D. McCallister	400	11,032

Frederic M. Kline	0	0

Beverly J. Burke	0	0

James B. White	0	0

(3)	Options granted to purchase shares of WGL Holdings, Inc. common stock.

(4)	The amounts in this column represent the value of the performance shares vested under the 1999 Incentive Compensation Plan as amended and restated for the respective performance periods. The awards were based on the Company’s total shareholder return relative to its peer group and closing stock price as follows:

Fiscal		Percent of	Closing
Year	Performance Period	Target Grant	Stock Price

2003	36 Months Ending September 30, 2003	75.0%	$27.58
2002	36 Months Ending September 30, 2002	95.0	$23.91
2001	30 Months Ending September 30, 2001	127.5	$26.89

      Executive officers of the Company participate in a qualified, trusteed, noncontributory pension plan covering all active employees and vested former employees of Washington Gas Light Company. Executive officers also participate in a Supplemental Executive Retirement Plan. Upon normal retirement (age 65), each eligible participant is entitled under the supplemental executive retirement plan to an annual benefit that is based on both years of benefit service (up to a maximum of 30 years) and the average of the participant’s highest rates of annual basic compensation, including any short-term incentive awards paid or deferred under the Executive Incentive Compensation Plan and the Company’s 1999 Incentive Compensation Plan, as amended and restated (the “1999 Incentive Compensation Plan”) or any successor plan, on December 31 of the three years out of the final five years of the participant’s service as a participant. Participants may elect to have a portion of their Supplemental Executive Retirement Plan benefit paid in the form of a lump sum.

      The following table shows the estimated annual single life benefits payable under the pension plan and Supplemental Executive Retirement Plan upon normal retirement (age 65) to executive officers in various salary and years-of-service classifications:

	Years of Benefit Service
Final Average
Compensation	10	20	30

$ 200,000	$40,000	$80,000	$120,000

400,000	80,000	160,000	240,000

600,000	120,000	240,000	360,000

800,000	160,000	320,000	480,000

900,000	180,000	360,000	540,000

950,000	190,000	380,000	570,000

1,050,000	210,000	420,000	630,000

      The five executive officers named above in the summary compensation table have the following number of years of benefit service: Mr. DeGraffenreidt, 29 years; Mr. McCallister, 6 years; Mr. Kline, 30 years; Ms. Burke, 16 years and Mr. White, 30 years.

Employment Agreements

      Washington Gas Light Company has employment agreements with each of the executive officers named in the summary compensation table in this proxy statement (the “named executive officers”). The agreements with these officers will be effective during the period of one year prior to, and two years following, a change of control of WGL Holdings or Washington Gas

Light Company. A change of control is generally defined in these agreements as any of the following:

•	acquisition of 30% or more of the voting stock of WGL Holdings or Washington Gas Light Company;

•	a change in the majority of the board of directors of WGL Holdings; or

•	a merger, reorganization, consolidation or sale of all or substantially all of the assets of WGL Holdings or Washington Gas Light Company.

      From the change of control to its second anniversary, the executive’s position, duties and responsibilities must be commensurate with the most significant of those held, exercised and assigned at the time during the 120-day period immediately preceding the change of control. The executive agrees to devote reasonable attention and time necessary to the respective company’s business affairs.

      During the one year prior and two years following a change of control the executive is entitled to base salary, annual incentives, savings and retirement plans, welfare benefit plans, expenses, fringe benefits, office and vacation, consistent with those in place prior to the change of control or available after the change of control if more beneficial.

      Base salary is defined as an amount equal to twelve times the highest monthly base salary paid or payable during the 12-month period immediately preceding the change of control. The annual incentive is an amount at least equal to that available to peer executives of Washington Gas Light Company and its affiliates.

      With respect to all the named executive officers except Mr. White, if the executive is terminated during the effective period for reasons other than cause, or if the executive resigns for good reason, the executive is entitled to severance pay equal to three times the sum of the executive’s annual base salary plus the highest of the executive’s annual incentive actually earned for the last three full fiscal years. Also the executive is entitled to an extension of other employment benefits for three years. Mr. White is entitled to the same benefit, except that the severance payment is two times the sum of the executive’s annual base salary, plus the highest of the executive’s annual incentive actually earned for the last three full fiscal years. The extension of other employment benefits for Mr. White is for two years. Payments under these agreements may be increased for any excise taxes payable under the Internal Revenue Code.

      “Good reason” is defined differently in these agreements based on the position the named executive officer holds. The term includes one or more of the following provisions:

(1)	the assignment to the executive of any duties inconsistent in any material respect with the executive’s position;

(2)	any failure by Washington Gas Light Company to comply with any of the general employment provisions of the agreement;

(3)	if there is a change of control, merger, acquisition or other similar affiliation with another entity, and the Chairman and Chief Executive Officer does not continue in the position of Chairman and Chief Executive Officer of the most senior resulting entity;

(4)	if there is a change of control, merger, acquisition or other similar affiliation with another entity, and the executive does not continue in his or her existing position or a more senior position of the most senior resulting entity;

(5)	failure by Washington Gas Light Company to reimburse the executive for expenses related to a required relocation;

(6)	any required relocation of the executive more than thirty five miles from Washington, D.C.;

(7)	any purported termination by Washington Gas Light Company of the executive’s employment; or

(8)	any failure by Washington Gas Light Company or any successor to comply with and satisfy the agreement.

      Following is a summary of the contract provisions indicated above that are contained in each named executive officer’s employment agreement:

Applicable
Executive	Provisions

James H. DeGraffenreidt, Jr.	1,2,3,5,6,7,8

Terry D. McCallister	1,2,4,5,6,7,8

Frederic M. Kline	1,2,4,5,6,7,8

Beverly J. Burke	1,2,4,5,6,7,8

James B. White	1,2,5,6,7,8

Option Grants

      The following table provides information regarding the number and terms of stock options granted to the named executive officers during the fiscal year ended September 30, 2003. The Company utilized the Black-Scholes option pricing model to develop the theoretical values set forth under the “Grant Date Present Value” column. An executive realizes value from a stock option only to the extent that the price of the WGL Holdings common stock on the exercise date exceeds the price of the stock on the grant date. Consequently, there is no assurance that the value realized by an executive will be at or near the value estimated below. Those amounts should not be used to predict future stock performance.

Option Grants in the Last Fiscal Year

	Number of	% of Total
	Securities	Options
	Underlying	Granted to	Exercise or		Grant Date
	Options	Employees in	Base Price	Expiration	Present Value
Name	Granted(1)	Fiscal Year	($/Sh)(2)	Date	($)(3)

James H. DeGraffenreidt, Jr.	71,863	30.1%	$23.91	10/1/12	$153,068

Terry D. McCallister	29,129	12.2	23.91	10/1/12	62,044

Frederic M. Kline	17,590	7.4	23.91	10/1/12	37,466

Beverly J. Burke	16,311	6.8	23.91	10/1/12	34,742

James B. White	11,637	4.9	23.91	10/1/12	24,786

(1)	Options were granted to the named executive officers under the 1999 Incentive Compensation Plan at prices equal to the fair market value on the date of grant. These are nonqualified stock options that become exercisable three years after the date of grant. These options are subject to early termination upon the occurrence of events related to termination of employment. All options immediately become exercisable upon a change in control.

(2)	The exercise price of options may be paid in cash, by delivery of already-owned shares of common stock of WGL Holdings, Inc. or by any other method approved by the Human Resources Committee, which administers the 1999 Incentive Compensation Plan.

(3)	This represents the estimated present value of stock options, measured at the date of grant using the Black-Scholes Warrant Valuation Call Option Model. Unless otherwise noted with respect to specific option grants in the following paragraphs, this model assumes no dilutive effects.

     The following underlying assumptions were used in developing the grant valuations:

•	an exercise price equal to the fair market value on the date of grant;

•	expected volatility of 21.55%;

•	a risk-free rate of return of 1.58% (represents the yield as of the grant date on zero coupon treasury securities that mature three months after the grant date);

•	an annual dividend yield as of the date of grant of 5.3%; and

•	an option life of three years.

     The following table shows information regarding the unexercised options held by the named executive officers at September 30, 2003, the last day of the fiscal year.

Aggregated Option Exercises in Last Fiscal Year and

Option Values at September 30, 2003

					Value of Securities
			Number of Securities		Unexercised
			Underlying Unexercised		In-The-Money
	Shares		Options at		Options at
	Acquired		September 30, 2003		September 30, 2003(1)
	on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

James H. DeGraffenreidt, Jr.	0	$0	75,795	124,364	$157,712	$349,314

Terry D. McCallister	0	0	14,711	44,879	30,199	132,576

Frederic M. Kline	0	0	20,563	29,862	44,168	84,559

Beverly J. Burke	0	0	10,353	25,936	21,988	75,550

James B. White	0	0	16,657	21,744	35,281	59,182

(1)	The dollar values in this column are calculated by determining the difference between (a) the fair market value of WGL Holdings, Inc. common stock on September 30, 2003 (the last trading day of the fiscal year) and (b) the exercise price of the options multiplied by (c) the number of options with exercise prices lower than the fair market value (in-the-money options).

Long-Term Incentive Plans — Performance Share Awards

      The following table provides information regarding the number and terms of performance shares awarded to the named executive officers during the fiscal year ended September 30, 2003 under the 1999 Incentive Compensation Plan. The targeted awards were based on an economic value of between 33.0% and 60.0% of the executive’s base salary. The awards ultimately earned vary based on total shareholder return of WGL Holdings relative to a peer group. Median performance relative to the peer group earns awards at the targeted level. The maximum that can be earned is 200 percent of the targeted level of shares. The minimum that the executives can earn is zero shares. The performance period is three years.

Performance Shares Awarded in the Last Fiscal Year

(Fiscal Year ended September 30, 2003)

			Estimated Future Payouts Under
			Non-Stock Price-Based Plans
	Number of	Performance or
	shares, units or	other period until
Name	other rights	maturation or payout	Threshold*	Target	Maximum

James H. DeGraffenreidt, Jr.	27,514	October 1, 2005	13,757	27,514	55,028

Terry D. McCallister	11,153	October 1, 2005	5,577	11,153	22,306

Frederic M. Kline	6,735	October 1, 2005	3,368	6,735	13,470

Beverly J. Burke	6,245	October 1, 2005	3,123	6,245	12,490

James B. White	4,455	October 1, 2005	2,228	4,455	8,910

*	The threshold is the minimum number of shares which may be distributed as a payout under this award, assuming the Company achieves a total shareholder return which is at least in the 30th percentile of its peer group. If the Company does not achieve that 30th percentile performance, no payout of performance shares is allowed for this award.

HUMAN RESOURCES COMMITTEE REPORT

      The Human Resources Committee of the board of directors has responsibility for setting the level of compensation of the Chief Executive Officer and recommending levels of executive compensation of other officers for consideration by the Company’s board of directors. The objective of the executive compensation program is to provide remuneration which fairly reflects corporate performance and achievements and responsibilities of each officer. Executive compensation is also intended to provide rewards and incentives for achievement of long-term growth in shareholder value and to attract and retain experienced corporate executives.

Elements of Executive Compensation

      The committee’s philosophy is that total compensation for each of the Company’s officers should be competitive with executives with similar experience and responsibility. This compensation should also reflect the individual performance of each officer as well as corporate performance.

      To accomplish these objectives, each officer’s compensation is composed of base salary and elements of short-term and long-term incentive compensation. Short-term incentive compensation is “at risk,” in that payment of any of this compensation depends upon performance of the individual officer and performance of the Company. Long-term incentive compensation is also “at risk” in that it relates directly to the performance of the Company’s common stock.

      Since the Company’s primary business is that of a public utility, total compensation opportunities at target levels are set at the size-adjusted median of the utilities market. General industry data is also reviewed, but to date has not affected the determination of market levels.

      Companies forming the utilities market are, to the extent possible, gas and electric and gas utilities that are similar to the Company’s utility business. This is not the same group of companies used in the performance graph shown in this proxy statement. The groups are different to the extent that the indices shown on the performance graph are published industry indices which include companies having much more diversified operations than the Company.

      The committee has retained an independent executive compensation consultant to review the Company’s executive compensation practices and policies. The independent advisor conducts an annual study of the Company’s executive compensation practices and policies to determine their reasonableness and competitiveness in the relevant market. The committee meets with the independent advisor during the year to review all elements of the Company’s executive compensation plans.

      The following is a description of the elements of each officer’s compensation:

      Base Salary: The committee intends base salary levels of officers to be set at a level approximately equal to utility market levels for officers of similar experience and responsibility. This approach was taken to place base salaries at overall market rates, and to leave the opportunity for each officer to achieve or exceed total target compensation through incentive pay. This continuing practice is designed to encourage higher levels of performance by the officers. It is seen by the committee as a way to align the interests of the officers of WGL Holdings, Inc. and Washington Gas Light Company more closely with the interests of the shareholders.

      To determine competitive base and total compensation levels, management obtains data on executive compensation paid by other utility and non-utility companies. Based on that information and in consideration of each officer’s responsibility and performance, the Chairman and Chief Executive Officer of the Company makes specific recommendations for salary adjustments for all officers except himself. The committee reviews these recommendations in consultation with the independent advisor retained by the committee. Based on this consultation and the data on industry compensation levels, the committee acting pursuant to its charter and New York Stock

Exchange rules, determines and approves the compensation for the Chairman and Chief Executive Officer and makes a final recommendation to the full board of directors as to all other officers.

      Short-Term Incentive Compensation: Short-term incentive pay opportunities are intended to encourage and to recognize high levels of performance by officers of the Company and its subsidiaries.

      For fiscal year 2003, short-term incentive compensation related to corporate performance could have been made under the 1999 Incentive Compensation Plan if WGL Holdings’ rate of return on common stock equity exceeded a threshold amount predetermined by the board of directors. For fiscal year 2003, that threshold was a 10% rate of return on common equity. Since WGL Holdings earned a rate of return on common equity in excess of that threshold, incentive awards for fiscal year 2003 corporate performance were authorized under the 1999 Incentive Compensation Plan.

      The 1999 Incentive Compensation Plan was approved by shareholders at the 1999 Washington Gas Light Company Annual Meeting of Shareholders and was adopted by the Company upon formation of the holding company system on November 1, 2000. The 1999 Incentive Compensation Plan was amended and restated by approval of the shareholders at the annual meeting of shareholders on March 5, 2003.

      The committee determines individual awards under the 1999 Incentive Compensation Plan annually. If the rate of return on common equity threshold and any other criteria are met for payments under the 1999 Incentive Compensation Plan, the Chairman and Chief Executive Officer may make recommendations to the committee for awards for each officer except himself. These recommendations recognize that shareholders in a regulated utility achieve their investing goals when the customers are well served through efficient operations. Accordingly, these incentive recommendations include evaluation of the following factors, among others, applicable to the corporation and each of the officers:

      For the corporation:

•	return on equity;

•	operation and maintenance cost per customer;

•	customer service; and

•	operational effectiveness.

      For the officers:

•	success in meeting established corporate and departmental goals;

•	managing resources within established departmental budgets;

•	effectiveness in areas of leadership, planning and teamwork;

•	evaluations by peers and others; and

•	comparison to incentive compensation in the natural gas distribution and other industries, based on data supplied by the outside study of executive compensation.

      The committee considers the amount and basis for these recommendations in consultation with its independent advisor.

      Payouts under the 1999 Incentive Compensation Plan can be higher or lower than target depending on both corporate and individual performance. Payouts may range from 0% to 150% of target.

      Long-Term Incentive Compensation Under the 1999 Incentive Compensation Plan: The 1999 Incentive Compensation Plan replaced Washington Gas Light Company’s Long-Term Incentive Compensation Plan, which expired by its terms on June 27, 1999. Outstanding grants under the Long-Term Incentive Compensation Plan will remain outstanding and will vest according to the terms of those grants. Beginning with fiscal year 2000, long-term incentive compensation awards have been made by the committee under terms and conditions of the 1999 Incentive Compensation Plan.

      The 1999 Incentive Compensation Plan is intended to provide key personnel of the Company and its subsidiaries with additional incentives by increasing their interests in the Company and its success. The 1999 Incentive Compensation Plan promotes achievement of long-term growth of the Company by assisting in the recruiting and retention of key employees, including the officers. Under the 1999 Incentive Compensation Plan, there may be awards of stock options, restricted stock, stock appreciation rights, performance shares, bonus stock, other awards based on the value of the Company’s common stock, dividend units, and cash incentives. As noted previously, short-term incentives may also be granted under the 1999 Incentive Compensation Plan. The committee is the Administrator of the 1999 Incentive Compensation Plan and has the authority to grant awards under it.

      In accordance with terms of the 1999 Incentive Compensation Plan, the committee has granted long-term compensation awards in the form of stock options and performance shares. As noted above, since the utility business is still the Company’s primary business, the level of the overall compensation package, which includes these grants was set to approximate the size-adjusted median of the utility market. The exercise price of stock options is the fair market value of the common stock on the date of grant. The stock options vest on the third anniversary of the grant and expire on the tenth anniversary of the grant. For fiscal year 2003 awards, performance shares vest on the 36-month anniversary of the date of grant and are earned only if the Company achieves specified total shareholder return levels as compared to a peer group of companies.

Compensation of the Chairman and Chief Executive Officer

      Mr. DeGraffenreidt served as Chairman and Chief Executive Officer during fiscal year 2003. Mr. DeGraffenreidt’s base salary has been set at a level approximately equal to the relevant market for positions of similar responsibilities. Mr. DeGraffenreidt was awarded an incentive payment under the 1999 Incentive Compensation Plan applicable to fiscal year 2003 of $419,100, which was equal to 40% of his total cash compensation for the period. This incentive payment recognizes substantial corporate achievements of the Company during the year under the executive leadership of Mr. DeGraffenreidt. These achievements include record net income for the holding company consolidated group and from the core utility business, continuing corporate excellence in achieving safety objectives, the addition of over 20,500 customer meters to the utility system, and completion of critical construction projects to further strengthen the gas distribution system. In addition, the core utility successfully completed major rate cases in each of its three jurisdictions and the holding company adopted significant organizational changes and process improvements providing greater efficiencies in all areas of the Company’s operations.

      Long-term incentive awards in the form of stock options and performance shares were granted to Mr. DeGraffenreidt and to certain officers of the Company and its subsidiaries during fiscal year 2003 under terms of the 1999 Incentive Compensation Plan. These grants were at competitive levels based on a market study conducted by the committee’s independent advisor. The shares awarded to Mr. DeGraffenreidt are shown in the Executive Compensation section of this proxy statement. As for other executives, the level of overall compensation, which includes these grants was set to approximate the size-adjusted median of the utility market. As described above, these stock option awards under the 1999 Incentive Compensation Plan vest in three years and expire on the tenth anniversary of the date of grant. The exercise price of the stock options is the fair market value of the shares on the date of grant. Performance shares granted in fiscal year 2003 may be earned after 36 months. Performance shares are earned only if the Company achieves specified total shareholder return levels compared to a group of peer companies over a three-year period.

Deductibility of Compensation

      Under Section 162(m) of the Internal Revenue Code, the Company and its subsidiaries may not deduct compensation in excess of $1 million paid to the Company’s Chief Executive Officer and to the other four highest compensated executive officers unless it meets specific criteria for performance-based compensation. As discussed in this report, the committee intends to provide compensation that is both market and performance based. Awards under the 1999 Incentive Compensation Plan are performance-based awards and are intended to meet the Section 162(m) performance based plan requirements. The compensation program is designed to achieve full tax deductibility. However, we reserve the right to approve non-deductible compensation if we believe it is in the best interests of the shareholders. All compensation paid for fiscal year 2003 was fully deductible for federal income tax purposes.

HUMAN RESOURCES COMMITTEE

Daniel J. Callahan, III (Chairman)
Melvyn J. Estrin
Debra L. Lee

AUDIT COMMITTEE REPORT

      The Audit Committee of the Board of Directors of the Company is composed of four directors who are not employees of the Company. Members of the committee are independent under rules of the Securities and Exchange Commission and the New York Stock Exchange. The names of the members of this committee as of the date of this proxy statement appear at the end of this report.

      The Audit Committee oversees the Company’s financial reporting process on behalf of the Company’s Board of Directors and is directly responsible for the appointment, compensation and oversight of the Company’s independent public accountants. The committee maintains a charter that outlines its responsibilities. A copy of that charter was included with the January 28, 2002 proxy statement and is included on the Company’s website, www.wglholdings.com. The committee met six times during fiscal year 2003.

      The Audit Committee has implemented the requirements of the Sarbanes-Oxley Act of 2002 and rules of the New York Stock Exchange with respect to the responsibilities of audit committees of public companies. The Audit Committee and the Company’s full board of directors are committed to compliance with all provisions of that statute and related regulations. Even before passage of the Sarbanes-Oxley Act, the Audit Committee and the Company had taken a number of actions in this regard, including placing decision making authority on the Audit Committee with respect to the appointment, compensation and oversight of the independent public accountants. Further actions have been taken by the Audit Committee and the board of directors as statutory and regulatory provisions became effective for audit committees and independent auditors.

      As disclosed elsewhere in this proxy statement, upon recommendation of the Audit Committee, the Company appointed the firm of Deloitte & Touche LLP as the Company’s independent public accountants effective May 16, 2002, replacing the Company’s prior auditors, Arthur Andersen LLP. Statements in this Audit Committee report with respect to the independent public accountants apply to each of the audit firms during their respective terms as auditors for the Company.

      The Audit Committee reviewed and discussed the Company’s audited financial statements with management of the Company and the independent public accountants. The Audit Committee discussed with the Company’s internal auditor and the independent public accountants the overall scope and specific plans for their respective audits and the adequacy of the Company’s internal controls.

      The Audit Committee discussed with the independent public accountants those matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. The committee received the written disclosures and the letter from the independent public accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The committee discussed with the independent accountants the issue of their independence from the Company. The Audit Committee also has considered whether the provision of non-audit services by the Company’s principal auditor is compatible with maintaining auditor independence.

      Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2003, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Karen Hastie Williams (Chair)
Daniel J. Callahan, III
George P. Clancy, Jr.
James F. Lafond

FISCAL YEARS 2002 AND 2003 AUDIT FIRM FEE SUMMARY

      During fiscal years 2002 and 2003, the Company retained its principal auditor, Deloitte & Touche LLP (“Deloitte”), to provide services in the following categories and amounts.

	2003	2002

Audit Fees	$847,622	$765,000

Audit Related Fees	56,828	0

Tax Fees	16,000	15,000

All Other Fees	0	$0

Total Fees	$920,450	$780,000

Services Provided by Deloitte

      All services rendered by Deloitte are permissible under applicable laws and regulations and were pre-approved by the Audit Committee, as required by law. The fees paid to Deloitte for services are described in the above table under the categories listed below.

1)	Audit Fees — These are fees for professional services performed by Deloitte for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

2)	Audit-Related Fees — These are fees for assurance and related services performed by Deloitte that are reasonably related to the performance of the audit or review of the Company’s financial statements. These services include attestations by Deloitte that are not required by statute or regulation and consulting on financial accounting/reporting standards.

3)	Tax Fees — These are fees for professional services performed by Deloitte with respect to tax compliance, tax advice and tax planning. This includes review of tax returns for the Company and its consolidated subsidiaries.

4)	All Other Fees — These are fees for other permissible work performed by Deloitte that does not meet the above category descriptions.

      These services are actively monitored (as to both spending level and work content) by the Audit Committee to maintain the appropriate objectivity and independence in Deloitte’s core work, which is the audit of the Company’s consolidated financial statements.

Pre-approval policy for audit and non-audit services

      In accordance with provisions of the Sarbanes-Oxley Act of 2002, all audit and non-audit services provided to the Company by its independent auditors must be pre-approved by the Audit Committee. As authorized by that statute, the Audit Committee has delegated authority to the Chair of the Audit Committee to pre-approve up to $100,000 in audit and non-audit services. This authority may be exercised when the Audit Committee is not in session. Any decisions by the Chair of the Audit Committee under this delegated authority will be reported at the next meeting of the Audit Committee. All services reported in the schedule shown above for fiscal years 2002 and 2003 were pre-approved by the full Audit Committee, as required by applicable law.

CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT

      Effective May 15, 2002, the boards of directors of the Company and its natural gas utility subsidiary, Washington Gas Light Company (collectively, the “Registrants”), dismissed the firm of Arthur Andersen LLP (“Arthur Andersen”) as their independent auditor. Effective May 16, 2002, the boards of directors of the Registrants appointed the firm of Deloitte & Touche LLP to serve as their independent auditor. These actions were taken by the boards of directors following the recommendation of the Audit Committees of the boards of both Registrants.

      Deloitte & Touche LLP served as the independent auditor for the Registrants for the third and fourth quarters of the Company’s fiscal year which ended on September 30, 2002 and for the full fiscal years 2002 and 2003 results.

      Arthur Andersen’s reports on the financial statements for the Registrants for the fiscal years ended September 30, 2000 and September 30, 2001 did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

      During the Registrants’ two fiscal years ended September 30, 2001 and through May 15, 2002, prior to engaging Deloitte & Touche LLP, there were no disagreements between Arthur Andersen and the Registrants on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedures which, if not resolved to the satisfaction of Arthur Andersen, would have caused them to make reference to the subject matter of the disagreement(s) in connection with its report. There were also no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934 (“Regulation S-K”) during the Registrants’ two fiscal years ended September 30, 2001 and through May 15, 2002.

      The Registrants provided Arthur Andersen with a copy of the foregoing disclosures. A copy of Arthur Andersen’s letter dated May 15, 2002, stating its agreement with these statements was filed as an exhibit to the Company’s current report on Form 8-K filed with the Securities and Exchange Commission on May 16, 2002.

      During each of the Registrant’s two most recent fiscal years ended September 30, 2001 and through May 15, 2002, prior to engaging Deloitte & Touche LLP, the Registrants did not consult Deloitte & Touche LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed; or with respect to the type of audit opinion that might be rendered on the Registrants’ consolidated financial statements; or with respect to any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

      The Company’s common stock was first issued to the public effective November 1, 2000, in exchange for shares of Washington Gas Light Company. Accordingly, the following graph shows the yearly cumulative total shareholder return on Washington Gas Light Company’s common stock from September 30, 1998 through October 31, 2000, and WGL Holdings common stock from November 1, 2000 through September 30, 2003 against the cumulative total return of the Standard & Poor’s 500 Stock Index and the Dow Jones Utility Average for the period of five years commencing September 30, 1998 and ending September 30, 2003. This calculation is based on $100 invested on September 30, 1998 and reinvestment of dividends.

Comparison of Five-Year Cumulative Total Returns

[Cumulative Total Returns Chart]

	WGL
	Holdings/Washington		Dow Jones Utility
	Gas	Standard & Poor’s 500	Average

9/30/98	100.00	100.00	100.00
9/30/99	102.73	127.82	100.69
9/30/00	106.61	144.79	139.79
9/30/01	111.53	106.23	109.09
9/30/02	104.04	84.44	81.18
9/30/03	126.14	105.04	98.98

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

      At a meeting held December 17, 2003, the audit committee of the board of directors appointed the firm of Deloitte & Touche LLP, independent public accountants, to audit the books, records and accounts of the Company for fiscal year 2004. The audit committee recommends that the shareholders ratify this appointment.

      Representatives of Deloitte & Touche LLP will be present at the annual meeting with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

The board of directors recommends a vote “FOR” this proposal.

PROPOSAL 3

SHAREHOLDER PROPOSAL

      Mrs. Evelyn Y. Davis, whose address is The Watergate Office Building, 2600 Virginia Ave., N.W., Suite 215, Washington, D.C. 20037, has given notice of her intention to present a proposal for consideration by the shareholders at the annual meeting. The proposal of Mrs. Davis, who is owner of record of 280 shares of common stock of the Company, is set forth below in the form of a resolution along with her supporting statement.

       Your board of directors and the management of WGL Holdings, Inc. oppose the adoption of the following proposal for the reasons stated after the proposal and, therefore, recommend that shareholders vote “AGAINST” the proposal.

Shareholder Proposal

      RESOLVED, “That the shareholders of WGL Holdings, Inc., assembled in annual meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.”

      The statement submitted by Mrs. Davis in support of her resolution is as follows:

      REASONS: “Many states have mandatory cumulative voting, so do National Banks.” “In addition, many corporations have adopted cumulative voting.”

      Last year the owners of 9,205,239 shares, representing approximately 31.5% of the shares voting, voted for this proposal.

      “If you AGREE, please mark your proxy FOR this resolution.”

Opposition of Your Board of Directors and the Management and Reasons Therefor

      Your board of directors believes it is important for each member of the board to represent all shareholders, not just a particular interest group or faction.

      Persons serving on the Company’s board of directors have wide experience in law, accounting, business and finance. Directors are not elected to represent a particular viewpoint, and the directors do not believe it is desirable to select candidates for election in that manner.

      These objectives of your directors are fundamentally different from the objectives of a cumulative voting procedure. Cumulative voting could permit a relatively small group of shareholders to elect a particular director. A director elected through cumulative voting might therefore become (or appear to become) an advocate for a particular shareholder group. This result would be directly opposite to the purpose of having each member of your board of directors represent all shareholders.

      For these reasons, the board of directors and the management oppose the proposed resolution.

      Mrs. Davis has submitted substantially the same proposal each year since 1986 and it has been defeated by our shareholders each year.

       The board of directors and the management of the Company recommend a vote “AGAINST” the adoption of this shareholder proposal.

OTHER MATTERS

      The board of directors knows of no other matters to be brought before the annual meeting. However, if any other matters come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote in accordance with their best judgment on such matters.

      The annual report for 2003, including financial statements, was first mailed to shareholders on or about January 12, 2004.

      Upon written request, the Company will furnish without charge a copy of its most recent annual report on Form 10-K. Please direct these requests to: Shelley Jennings, Treasurer, WGL Holdings, Inc., 101 Constitution Ave., N.W., Washington, D.C. 20080.

      The solicitation of proxies is being made on behalf of the board of directors, and the cost will be borne by the Company. Brokerage houses and other custodians will be reimbursed by the Company for their expenses in forwarding proxy materials to principals. Further solicitation of proxies may be made by telephone or other communication by regular employees of the Company. Morrow & Company has been retained by the Company for a fee of $4,500, plus expenses, to assist in the solicitation of proxies.

SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

      Any shareholder who wishes to submit a proposal for printing in the Company’s proxy statement for the annual meeting of shareholders to be held in year 2005 (expected to be held in March 2005) must submit that proposal so it is received by the Company’s corporate secretary no later than the close of business on October 4, 2004. To be included in the Company’s proxy statement, the shareholder proposal must meet the requirements of the applicable rules of the Securities and Exchange Commission. Proposals should be addressed to the corporate secretary, WGL Holdings, Inc., 101 Constitution Ave., N.W., Washington, D.C. 20080.

      Other business matters to be brought by shareholders, including any nominations for board membership, can only be considered at the shareholder meeting in accordance with advance notice provisions of the Company’s bylaws. Notice of these matters must be received by the Company’s corporate secretary not later than the close of business on January 4, 2005. Notice of such matters should be addressed to the corporate secretary, WGL Holdings, Inc., 101 Constitution Ave., N.W., Washington, D.C. 20080. A copy of the corporate bylaws which describes the advance notice procedures can be obtained from the corporate secretary at the address shown in this paragraph.

VOTING BY PROXY

      Proxy cards will be voted as specified, but if not otherwise marked they will be voted: “FOR” Proposals (1) and (2) and “AGAINST” Proposal (3).

By order of the board of directors,

Douglas V. Pope
Secretary

January 28, 2004

WGL HOLDINGS, INC.

ANNUAL MEETING OF SHAREHOLDERS
MARCH 2, 2004 — 10:00 A.M.

The Cloyd Heck Marvin Center

The George Washington University
800 21st St., N.W.
Washington, D.C. 20052
(202) 994-9222

PARKING

Public parking is available at an hourly rate in the underground parking lot at the Cloyd Heck Marvin Center’s underground parking lot. Public access is available from H Street.

METRO

The Foggy Bottom metro stop (blue and orange lines) is within walking distance. The metro stop is at 23rd and Eye Streets, N.W.

MEETING SPACE

Once inside the Cloyd Heck Marvin Center, take the elevator to the Morris and Gwendolyn Cafritz Foundation Conference Center on the 3rd Floor.

YOUR VOTE IS IMPORTANT
VOTE BY INTERNET / TELEPHONE
24 HOURS A DAY, 7 DAYS A WEEK

	INTERNET			TELEPHONE			MAIL

	https://www.proxyvotenow.com/wgl			1-866-593-3355

•	Go to the website address listed above.		•	Use any touch-tone telephone.		•	Mark, sign and date your proxy card.
		OR			OR
•	Have your proxy card ready.		•	Have your proxy card ready.		•	Detach your proxy card.

•	Follow the simple instructions that appear on your computer screen.		•	Follow the simple recorded instructions		•	Return your proxy card in the postage-paid envelope provided.

Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card. If you have submitted your proxy by telephone or the internet there is no need for you to mail back your proxy.

Internet and telephone votes must be received by 5 p.m., eastern time, on Monday, March 1, 2004 to be counted in the final tabulation.

1-866-593-3355
CALL TOLL-FREE TO VOTE

ê DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET ê

Please Sign, Date and Return the Proxy Card Promptly	☒
Using the Enclosed Envelope	Votes must be indicated
(x) in Black or Blue ink

The Board of Directors recommends that you vote “FOR” Proposals 1 and 2.	The Board of Directors recommends that you vote “AGAINST” Proposal 3.
    1. Election of all Directors

							FOR	AGAINST	ABSTAIN

FOR		WITHHOLD
ALL	☐	FOR ALL	☐	EXCEPTIONS	☐	3. Shareholder Proposal re Cumulative Voting.	☐	☐	☐

Electronic Delivery of Annual Report:
Nominees:	01 - Michael D. Barnes, 02 - Daniel J. Callahan, III, 03 - George P. Clancy, Jr.,	If you would prefer to access our annual report to shareholders
	04 - James H. DeGraffenreidt, Jr., 05 - James W. Dyke, Jr., 06 - Melvyn J. Estrin,	next year by internet, rather than by paper copy, please check the
	07 - James F. Lafond, 08 - Debra L. Lee, 09 - Karen Hastie Williams	following box on this proxy card. If you make this election, you will	☐
not receive a paper copy of the annual report next year.

     (INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name and check the “Exceptions” box above.)

		FOR	AGAINST	ABSTAIN

2.	Ratification of the Appointment of Deloitte & Touche LLP	☐	☐	☐
as Auditors for fiscal year 2004.

Please sign exactly as name or names appear on this proxy. If stock is held jointly, each holder should sign. If signing as attorney, trustee, executor, administrator, custodian, guardian or corporate officer, please give full title.

Date	Share Owner sign here	Co-Owner sign here

WGL HOLDINGS, INC.

ANNUAL MEETING OF SHAREHOLDERS — MARCH 2, 2004
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     I(WE) hereby appoint James H. DeGraffenreidt, Jr., Terry D. McCallister and Frederic M. Kline and each of them as proxies, with full power of substitution to each, to act and vote in the name of the undersigned with all the powers that the undersigned would possess if personally present, on all matters which may come before the March 2, 2004 Annual Meeting of the Shareholders of WGL Holdings, Inc., and any adjournment of such meeting, hereby revoking any prior conflicting proxies. The meeting will be held at The Cloyd Heck Marvin Center; The George Washington University; 800 21st St., N.W.; Washington, D.C. 20052 on Tuesday, March 2, 2004 at 10 a.m.

     You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE. You need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. This proxy when properly executed and presented will be voted in the manner directed herein by the shareholder. If no direction is made, this proxy will be voted FOR proposals 1 and 2 and AGAINST proposal 3.

     In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

(Continued and to be signed and dated on the reverse side.)

WGL HOLDINGS, INC.
P.O. BOX 11038
NEW YORK, N.Y. 10203-0038

     To change your address, please mark this box. ☐

     To include any comments, please mark this box. ☐